EXHIBIT 4.5

AMENDMENT NO. 1 TO SUBORDINATED NOTE

AMENDMENT NO. 1 (this “Amendment”) dated as of January 15, 2008 to SUBORDINATED NOTE (as amended, modified or supplemented prior to the date hereof, the “Note”) dated as of February 9, 2007, among ASCENDIA BRANDS, INC., a Delaware corporation (the “Obligor”), and COTY, INC., a Delaware corporation (together with any permitted transferee of this Note, the “Holder”). All capitalized terms used but not defined herein shall have the same meanings herein as in the Note. The parties hereto hereby agree as follows:

ARTICLE I: AMENDMENTS

Section 1.1. Definitions. Section 4(a) of the Note is hereby amended such that each definition set forth below which is also set forth in the Note is hereby amended and restated in its entirety as set forth below.

“First Lien Loan Documents” shall mean the credit agreement and the other loan documents dated as of even date herewith (as such credit agreement may be amended, restated or otherwise modified from time to time) by and among the Obligor, as borrower, the Subsidiaries of the Obligor party thereto, and Wells Fargo Foothill, Inc. and/or the other first lien lenders who are or may become party thereto, and the administrative agent named therein.

“Second Lien Loan Documents” shall mean the credit agreement and the other loan documents dated of even date herewith (as such credit agreement may be amended, restated or otherwise modified from time to time) by and among the Obligor, as borrower, the Subsidiaries of the Obligor party thereto, and the Watershed Lenders and/or the other second lien lenders who are or may become party thereto, and the administrative agent named therein.

“Senior Debt Cap” shall mean, at any time, an amount equal to (i) $300,000,000 (plus any capitalized interest on the Third Lien Loan Documents) less (ii) the total aggregate amount (including any capitalized interest) of the indebtedness under the Third Lien Loan Documents that is or has been converted into Common Stock.

Section 1.2. No Novation. Section 20 is hereby added to the Note as set forth below.

20.          No Novation. This Amendment is not in any way intended to constitute a novation of the obligations and liabilities existing under the Note or evidence payment of all or any portion of such obligations and liabilities.

ARTICLE II: MISCELLANEOUS

Section 2.1. No Waiver. Except as otherwise provided herein, this Amendment shall not (a) constitute a modification, acceptance or waiver with respect to any other term, provision or condition of the Note or any other instrument or agreement referred to therein or (b) except as contemplated hereunder, prejudice any right or remedy that the Holder may now have or may have in the future under or in connection with the Note or any other instrument or agreement referred to therein and all obligations of the Obligor and rights of the Holder thereunder shall remain in full force and effect.

Section 2.2. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Obligor may assign or otherwise transfer any of its rights or Obligations hereunder without the prior written consent of Holder (and any attempted assignment or transfer by any Obligor without such consent shall be null and void).

Section 2.3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.4. Headings. Article and section headings are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 2.5. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 2.6. Severability. The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation, or jurisdiction or as applied to any person.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ASCENDIA BRANDS, INC.

By:  /s/ Steven R. Scheyer

Name:  Steven R. Scheyer

Title:  President and Chief Executive Officer

Acknowledged and Agreed:

COTY, INC.

By:  /s/ Jules Kaufman

Name:  Jules Kaufman

Title:  Senior Vice President and General Counsel